Exhibit 5.20

November 22, 2011

Burlington Coat Factory Warehouse Corporation

1830 Route 130 North

Burlington, New Jersey 08016

Re:	Burlington Coat Factory of Minnesota, LLC

Ladies and Gentlemen:

We have acted as limited counsel in the State of Minnesota for Burlington Coat Factory of Minnesota, LLC a Minnesota limited liability company (the “Guarantor”), in connection with the preparation, execution and delivery of that certain Notational Guarantee dated February 24, 2011, whereby the Guarantor guaranteed Senior Notes and obligations of Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Issuer”), under an Indenture dated as of February 24, 2011 by and among the Issuer, certain guarantors (including the Guarantor), and Wilmington Trust FSB, as trustee (the “Indenture”). Capitalized terms used herein and not otherwise defined in this opinion shall have the meaning given to such terms in the Indenture.

In connection with this opinion letter, we have examined originals, counterparts or copies certified or otherwise identified to our satisfaction of only the following documents and have made no other investigation or inquiry (items (e.) and (f.) below are sometimes collectively referred to herein as the “Transaction Documents”):

a. the Articles of Organization of the Guarantor certified by the Minnesota Secretary of State on February 7, 2011;

b. the Limited Liability Company Agreement of the Guarantor dated April 2, 2006;

c. a Certificate from the Minnesota Secretary of State indicating that the Guarantor was in good standing in Minnesota as of February 7, 2011;

d. a copy of the Consent in Lieu of a Special Meeting of the Sole Member of Certain Subsidiaries of the Issuer dated November 2, 2010;

e. the Indenture; and

f. a Notational Guarantee (the “Guarantee”) dated as of February 24, 2011 pursuant to which the Guarantor guaranteed Senior Notes and obligations of the Issuer under the Indenture.

Burlington Coat Factory of Minnesota, LLC

November 22, 2011

In reaching the opinions set forth below, we have assumed, and have not independently verified, the genuineness of all signatures on all documents, the legal capacity for all purposes relevant hereto of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the authentic originals of all documents submitted to us as copies, the correctness, completeness and accuracy of all facts set forth in all representations, warranties and certificates referred to or identified in this opinion, and that there are no documents, agreements or understandings to which the Issuer is a party between or among the Issuer, on the one hand, and the Guarantor on the other hand, other than the Transaction Documents, which would have an effect on the opinions set forth below. In examining documents executed by parties other than the Guarantor, we have assumed that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform all of their respective obligations thereunder and have also assumed the due authorization by all requisite corporate action and execution and delivery of such documents by such parties, and the validity and binding effect of those documents on those parties. As to questions of fact material to our opinions, we have relied upon the representations and warranties made in the Transaction Documents and upon certificates of public officials (“Certificates”). We have not independently or through third parties verified such representations and warranties or Certificates, or made any independent investigation as to the existence of agreements, instruments or other documents, orders, judgments or decrees by which the Guarantor or any of its properties or assets may be bound.

Based solely upon the foregoing, and subject to the limitations, exceptions and assumptions set forth below under the heading “Scope of Opinion,” we are of the opinion that the Guarantee is a validly issued and binding obligation of the Guarantor.

SCOPE OF OPINION

The foregoing opinions are subject to the following qualifications (in addition to the qualifications, exceptions, limitations and assumptions specified above):

A. Our opinions as they relate to the legality, validity, binding effect and/or enforceability of the Guarantee are subject to the limitations that might result from bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent or preferential transfer, fraudulent conveyance, and other state and federal laws relating to or affecting the rights or remedies of creditors generally, now or hereafter, in effect.

B. Our opinions as they relate to the legality, validity, binding effect and/or enforceability of the Guarantee are subject to the qualification that the availability of the remedies of specific performance or injunctive relief, or any other equitable remedy, is subject to the discretion of the court before which a proceeding therefor may be brought, equitable defenses and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and other similar doctrines affecting the enforcement of agreements generally.

Burlington Coat Factory of Minnesota, LLC

November 22, 2011

C. We express or imply no opinion as to what actions the parties to the Transaction Documents are required to or may take or fail to take on or after the date hereof which, if taken or not taken, would affect or impair the legality, validity, binding effect and/or enforceability of the Guarantee or the rights and remedies of the parties thereunder.

D. Our opinions as they relate to the legality, validity, binding effect and/or enforceability of the Guarantee are subject to the limitations arising from state and federal court decisions involving statutes, public policy and/or principles of equity holding that (i) purported waivers of the benefits of statutory provisions or constitutional or common law rights and broadly or vaguely stated provisions waiving rights or waivers of unknown future rights or duties imposed by law are or may be void or unenforceable, (ii) under certain circumstances, provisions declaring that the failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy are invalid, (iii) provisions declaring that the documents may only be amended or waived in writing may be unenforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying one or more provisions of the Guarantee, (iv) the enforcement of public policy is of a paramount public interest which may prohibit enforcement of certain contractual provisions, and (v) the indemnification and exculpation provisions of the Transaction Documents may be unenforceable to the extent that the enforcement of such provisions is determined to be against public policy.

E. Minnesota Statutes, Section 290.371, subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. We note, however, that a court may excuse the failure to file such a report under certain circumstances described in the statute. Insofar as the foregoing opinion may relate to the legality, validity, binding effect and/or enforceability of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce the agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

F. While certain members of this firm are qualified to practice in states other than Minnesota, we have not examined the laws of any state other than Minnesota or consulted with members of this firm who are admitted in other jurisdictions with respect to the laws of such jurisdictions. Accordingly, our opinions contained herein are limited exclusively to the laws of the State of Minnesota (excluding principles of conflict of laws) and the federal laws of the United States of America, and we express or imply no opinion with respect to the laws of any other jurisdiction.

G. Under applicable Minnesota law, the Guarantee may not be enforceable beyond a reasonable period of time.

Burlington Coat Factory of Minnesota, LLC

November 22, 2011

Please be advised that this opinion letter is as of the date hereof and that events and developments subsequent hereto (including changes in present law or the interpretations of such laws) could cause the foregoing opinions, if given then, to be changed or withdrawn. We disclaim any responsibility to advise you of any such events or developments which hereafter may be brought to our attention.

We hereby consent to the filing of this opinion as Exhibit 5.20 to the Registration Statement on Form S-4 for the Issuer. We also consent to the reference to our firm under the heading “Legal matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is being furnished to the Issuer and may be relied upon by the Issuer solely in connection with the Guarantee and for no other purpose. This opinion is intended for the Issuer’s exclusive use and may not be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by others.

Very truly yours,

David S. Johnson

Attorney At Law

(612) 877-5387

JohnsonDS@moss-barnett.com

AMMA/pkw